Exhibit 99.3

[Goldman Sachs & Co Letterhead]

PERSONAL AND CONFIDENTIAL

November 19, 2012

Board of Directors

American Realty Capital Trust, Inc.

405 Park Avenue, 12th Floor

New York, NY 10022

Re:	Amendment No. 3 to Registration Statement on Form S-4 of Realty Income Corporation (333-184201) filed November 19, 2012 (the “Registration Statement”)

Gentlemen:

Reference is made to our opinion letter, dated September 6, 2012 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Realty Income Corporation (“Realty Income”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of American Realty Capital Trust, Inc. (the “Company”) of the exchange ratio of 0.2874 shares of common stock, par value $0.01 per share, of Realty Income to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of September 6, 2012, by and among Realty Income, Tau Acquisition LLC, a direct wholly owned subsidiary of Realty Income, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, not is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Registration Statement.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of Financial Advisors”, “The Merger—Background of the Merger”, “The Merger—Recommendation of ARCT’s Board of Directors and Its Reasons for the Merger” and “The Merger—Opinion of ARCT’s Financial Advisor” and to inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)